Exhibit 99.1

NORTHWAY FINANCIAL, INC. 9 Main Street
Berlin, New Hampshire 03570

Contact:	Richard P. Orsillo
Senior Vice President
and Chief Financial Officer
	603-752-1171	FOR IMMEDIATE RELEASE

NORTHWAY FINANCIAL, INC. ANNOUNCES FIRST QUARTER
RESULTS AND DECLARES QUARTERLY DIVIDEND

Berlin, NH, April 25, 2006…Northway Financial, Inc. (the “Company”) (NASDAQ: NWFI) reported net income for the quarter ended March 31, 2006 of $1,080,000, or $0.72 per share-basic, compared to $823,000, or $0.55 per share-basic, for the same quarter in 2005, an increase of $257,000.

Commenting on the first quarter results, William J. Woodward, President and Chief Executive Officer of the Company stated:

“We are pleased to report that the financial results for the first quarter reflect the several significant steps we took in the last half of 2005 to position the Company for improved earnings, including the consolidation of our two operating subsidiaries into Northway Bank; the closure of two supermarket branches; and the sale of the former Pemigewasset National Bank headquarters in Plymouth, New Hampshire.”

Mr. Woodward further commented: “I’d also like to report that on April 7, 2006, we acquired from Washington Mutual Bank the former Providian National Bank branches located in Tilton and Belmont, New Hampshire. We welcome the customers of these branches to the Northway family, and are confident that they will value the wide range of products and services offered by Northway Bank.”

On April 25, 2006, the Board of Directors declared a dividend of $0.20 per share, payable on May 15, 2006 to shareholders of record on May 5, 2006. This dividend represents an 11% increase from the previous $0.18 per share.

Net interest and dividend income for the first quarter of 2006 was $5,642,000 compared to $5,937,000 for the first quarter of 2005, a decrease of $295,000. The provision for loan losses for the first quarter of 2006 increased $30,000 to $105,000, compared to $75,000 for the first quarter of the previous year. Net securities gains for the quarter increased $139,000 to $210,000 compared to $71,000 for the same period last year. Other noninterest income for the quarter increased $446,000 to $1,362,000 compared to $916,000 for the same period last year. Other operating expense was $5,699,000 for the quarter compared to $5,612,000 for the same period last year, an increase of $87,000.

At March 31, 2006, the Company had total assets of $617,262,000 compared to $615,922,000 at March 31, 2005, an increase of $1,340,000. Loans, including loans held-for-sale, at March 31, 2006 decreased $4,786,000 to $455,573,000 compared to $460,359,000 at March 31, 2005. Investments increased $9,871,000 to $115,978,000 compared to $106,107,000 at March 31, 2005. Total deposits were $453,021,000 at March 31, 2006 compared to $444,848,000 at March 31, 2005, an increase of $8,173,000. Total borrowings decreased $7,272,000 to $110,342,000 at March 31, 2006 compared to $117,614,000 at March 31, 2005. Total equity increased $1,595,000 to $50,850,000 at March 31, 2006 compared to $49,255,000 at March 31, 2005.

Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a bank holding company. Through its subsidiary bank, Northway Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full-service banking offices.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words “expect,” “believe,” “estimate,” “will” and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiary. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company’s actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Northway Financial, Inc.
Selected Consolidated Financial Data
(Unaudited)
(In thousands, except for ratios and per share amounts)

Period end balance sheet data:                                                             March 31,
	2006	2005

Total assets	$617,262	$615,922
Loans, net (1)	455,573	460,359
Investments (2)	115,978	106,107
Deposits	453,021	444,848
Borrowings	110,342	117,614
Stockholders’ equity	50,850	49,255

Book value per share	$34.10	$32.67
Tangible book value per share (3)	25.97	23.96
Leverage ratio	9.30%	8.72%
Shares outstanding	1,491,174	1,507,574

For the Three Months
Ended March 31,
Operating results:	2006	2005
Net interest and dividend income	$5,642	$5,937
Securities gains, net	210	71
Other noninterest income	1,362	916
Loan loss provision	105	75
Other operating expense	5,699	5,612
Income before tax	1,410	1,237
Income tax expense	330	414
Net income	$1,080	$823

Earnings per share-basic	$0.72	$0.55
Return on average assets	0.70%	0.53%
Return on average equity	8.58%	6.66%

1Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
2Includes Federal Home Loan Bank stock, Federal Reserve Bank stock and investment securities available-for-sale.
3Includes a deduction of $12,120 and $13,137 for goodwill, core deposit intangible and mortgage servicing assets for 2006 and 2005, respectively.